Exhibit 99.1 Media contact: Chrissy Roebuck press@zillow.com Zillow Group Appoints Claire Cormier Thielke to Board of Directors Thielke brings expertise in innovative real estate investment, finance and operations to Zillow Group board SEATTLE - Oct. 15 2020 - Zillow Group, Inc. (NASDAQ:Z) (NASDAQ:ZG), which is transforming the way people buy, sell, rent and finance homes, today announces the appointment of Claire Cormier Thielke, managing director of Hines Asia Pacific, to the company’s Board of Directors, effective immediately. “Claire’s board appointment will be instrumental in guiding and propelling the company through its evolution to Zillow 2.0,” said Lloyd Frink, Zillow co-founder, executive chairman and president. “Claire brings an incredible background in operations, innovation and real estate financing that will be extremely valuable to the board as we continue to oversee transformational growth at Zillow. I’m looking forward to having her perspective and deep understanding of the issues we face in Zillow’s next chapter.” Thielke currently serves as managing director of Hines, a leading global real estate investment, development and management firm, and is responsible for acquisitions, development and new business generation in the Asia Pacific region. Previously, Thielke served as chief operating officer of investment management for Hines. She is a member of Stanford University’s adjunct faculty, lecturing on the intersection of technology, institutional investment and real estate assets. “I’ve followed Zillow’s success for many years – witnessing their evolution from a data-driven start-up to the most visited real estate website in the U.S., to the dynamic end-to-end service platform it is today for millions of customers,” Thielke said. “Zillow has revolutionized the industry by giving people the information and tools to find a home. In doing so, they are empowering communities and transforming neighborhoods. I look forward to collaborating with my fellow board members to further drive Zillow’s groundbreaking leadership in real estate.” Thielke has served as a board director for Memorial City Bank, board chair of Legacy Community Health – one of the largest federally qualified health clinic systems in the U.S., and as a board director or advisory member for numerous other institutions. She is a member of the National Association of Corporate Directors and the Aspen Institute Society of Fellows.

Thielke earned her undergraduate degree in Urban Planning and Design from Stanford University, graduating Phi Beta Kappa in 2.5 years as captain of the track and field team and Stanford Black Community Services Center (BCSC) Valedictorian. After completing her Masters in Construction Management from Stanford’s Department of Civil and Environmental Engineering as the program’s youngest graduate, Thielke continued on to earn her Degree of Engineer from Stanford’s Civil Engineering Ph.D Department. Thielke is a former USA Track & Field athlete and an avid alpinist. She recently completed a marathon on Mount Everest. About Zillow Zillow, the most visited real estate website in the U.S., is building an on-demand real estate experience. Whether selling, buying, renting or financing, customers can turn to Zillow’s businesses to find and get into their next home with speed, certainty and ease. In addition to for-sale and rental listings, Zillow Offers buys and sells homes directly in dozens of markets across the country, allowing sellers control over their timeline. Zillow Home Loans, our affiliate lender, provides our customers with an easy option to get pre-approved and secure financing for their next home purchase. Millions of people visit Zillow Group sites every month to start their home search, and now they can rely on Zillow to help them finish it — with the same confidence, ease and empowerment they’ve come to expect from real estate’s most trusted brand. Zillow is owned and operated by Zillow Group, Inc. (NASDAQ: Z and ZG). (ZFIN)